                                                                    EXHIBIT 10.1


                         LICENSE AND SUPPLY AGREEMENT
                         ----------------------------


     This License and Supply Agreement (the "Agreement") is made as of the 8th day of February, 2001 ("Effective Date"), by and between Memry Corporation ("Supplier"), a Delaware corporation having its principal executive offices at 57 Commerce Drive, Brookfield, Connecticut 06804, and Memry Europe, N.V. ("Customer"), a Belgian corporation having its principal executive offices at Daelemveld 1113, B-3540 Herk-de-Stad, Belgium.

                                R E C I T A L S
                                - - - - - - - -

     WHEREAS, Memry Holdings, S.A., a Belgian corporation and a subsidiary of Supplier ("Holdings"), and Wilfried Van Moorleghem ("Buyer") are parties to a Stock Purchase Agreement, dated as of the date hereof, as amended from time to time (the "Purchase Agreement"), pursuant to which Buyer contemporaneously with the execution and delivery hereof is acquiring the capital stock of Customer from Holdings; and

     WHEREAS, Customer desires to secure for itself an uninterrupted source of Products (as defined herein) from Supplier upon the terms and conditions set forth herein; and

     WHEREAS, Customer desires to secure for itself an uninterrupted source of Alloy (as defined herein) from Supplier, and Supplier is willing to supply the Alloy to Customer, both upon the terms and conditions set forth herein; and

     WHEREAS, conditional upon Supplier being granted the Patents (as defined herein), Customer desires to have a perpetual right and license to the Patents and Supplier is willing to grant such a license, upon the terms and conditions set forth herein; and

     WHEREAS, Customer desires to have a perpetual right and license to the Electropolishing Technology and the Tubing Technology (both as defined herein), and Supplier is willing to grant such licenses, upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A.   DEFINITIONS.  For purposes of this Agreement, the following terms shall
     -----------
have the following respective meanings:

     "Affiliate" means (i) any of (or any combination of ) Buyer, Dmitri
      ---------
Aslanidis, Johan Bruninx and Hae-Wook Lee, (ii) any spouse or descendant of such a person, or a spouse of such a descendant, (iii) a trustee of a trust primarily for the benefit of a person or persons described in (i) and (ii) above, (iv) a personal representative of any individual described in clauses (i) and/or (ii) above who is deceased or adjudicated to be incompetent, and/or (v) a corporation or partnership owned entirely by persons or entities described in clauses (i) through (iv) above; provided, however, that Hae-Wook Lee (and any person or entity described in clauses (ii) through (v) above by virtue of the fact that Mr. Lee is described in clause (i) above) shall only be an Affiliate for purposes of this Agreement if Mr. Lee (combined with any such person or entity) does not own more than 10% of any class of equity of the Customer.

     "Alloy" or "Alloys" shall mean the SMC Alloys and the TWC Alloys.
      -----      ------

     "Business Day" means a day on which (i) banks are not required or
      ------------
authorized to be closed in New York, New York, or (ii) banks in Brussels, Belgium are open for regular business.

     "Confidential Information" means any information or data of Supplier
      ------------------------
determined by Supplier to be confidential and/or proprietary disclosed to Customer pursuant to Part C. of this Agreement; provided, however, that information and data shall not be deemed to be Confidential Information if:

          (a) it is available to the public at the time of disclosure to the receiving party, or thereafter becomes available to the public through no fault of the receiving party, but in such event only as of such later date;

          (b) it is independently made available to the receiving party by a third party without restrictions on disclosure; or

          (c) it is known to the receiving party before disclosure to the receiving party by the disclosing party.

     "Control"  means the ability to appoint fifty percent (50%) or more of the
      -------
board of directors of a corporation (or similar governing body of a different business entity) and/or the ownership of fifty percent (50%) or more of the common stock of a corporation (or similar equity of a different business entity).

     "Electropolishing Licensed Technology" means the surface preparation
      ------------------------------------
technique for polishing materials, components and devices of NiTi based shape memory alloys with or without one or more additional alloying elements such as, but not limited to, V, Cu, Nb, Fe, Cr, Pd, Hf, Pt, where metal is preferentially dissolved from high points on an anodic surface by passage of an electric current through a conductive bath, to produce a smooth and/or reflecting surface, currently used by Supplier.

     "Hollows" shall mean SMA materials purchased by Supplier from Special
      -------
Metals Corporation (or, in the future, if Supplier purchases the same from Teledyne Wah Chang, from Teledyne Wah Chang) that Supplier then has turned into the base material for its Tubing Products by a third party.

     "License" has the meaning set forth in Section C.1.(a) below.
      -------

     "Licenses" means the License, the Tubing License and the Electropolishing
      --------
License.

     "Manufacturing Within Europe and Asia" shall be deemed to have occurred if
      ------------------------------------
either (i) value shall have been added to the Product and/or product utilizing the Licenses (not including value added by surface cleaning/preparation, passivation, inspection, sales, marketing or packaging functions), by manufacturing processes occurring within Europe and Asia subsequent to the time of the sale of the Product or product by Customer, or (ii) with respect to products utilizing the Electropolishing License, if no further value is added to the product by manufacturing processes anywhere in the world subsequent to the time of the sale of the product by Customer and the products are sold by Customer only to manufacturers, and not to distributors. By way of example, if Customer sells tube to a European based distributor, which distributor sells the tube "as-is" to a European manufacturer which then laser cuts the tube and resells it to a U.S. manufacturer, manufacturing within Europe and Asia shall have occurred pursuant to clause (i) above. However, if Customer sells tube to a European distributor who sells the tube to a customer outside of Europe and Asia, no Manufacturing within Europe and Asia shall have occurred pursuant to clause (i) above. By way of further example, Manufacturing Within Europe and Asia will be deemed to have occurred pursuant to clause (ii) if Customer sells polished tube to a European based manufacturer who resells the polished tube to a U.S. manufacturer if no further manufacturing is done to the polished tube by the U.S. manufacturer. However, if Customer sells polished tube utilizing the Electropolishing License to a European distributor who resells to a U.S. manufacturer, no Manufacturing Within Europe and Asia shall have occurred pursuant to clause (ii) above.

     "N/T Patents" means, if and when issued, the Supplier's three patents
      -----------
pending described on Annex II hereto under the heading "Patents Pending".

     "Patents" means all of the Supplier's patents described on Annex II to the
      -------
Supplemental Letter, including the N/T Patents.

     "Permitted Customers" means customers of Customer that both (i) have their
      -------------------
corporate headquarters situated in Europe or Asia (and have the headquarters of any direct or indirect parent entity situated in Europe and Asia) and (ii) either utilize the Products and/or products utilizing the Licenses, as the case may be, for "Manufacturing Within Europe and Asia" or, if they do not, agree that the Products or products will be used only within Europe and Asia. For purposes of clause (i) of this definition of Permitted Customers, but not for purposes of clause (ii), if a Permitted Customer is a customer of Customer and, after being a customer of Customer, is purchased by an entity whose headquarters is situated outside of Europe and Asia, said customer shall not cease to be a Permitted Customer by virtue of the parenthetical requirement in said clause
(i).

     "Person" means an individual, a partnership, a corporation, an association,
      ------
a joint stock company, a trust, a limited liability company, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Product" or "Products" shall mean, collectively, the Alloy and the Tubing
      -------      --------
Products.

     "SMC Alloys" shall mean the SMA materials produced and/or sold by Special
      ----------
Metals Corporation and purchasable by Supplier from time to time (and shall specifically include Hollows).

     "Supplemental Letter" means a letter from Supplier to Customer being
      -------------------
delivered simultaneously with the execution and delivery hereof containing the information described herein.

     "Transfer" means any transfer, sale, assignment, pledge, encumbrance or
      --------
other disposition, irrespective of whether any of the foregoing are effected voluntarily or involuntarily, by operation of law or otherwise, or whether inter
                                                                           -----
vivos or upon death.
-----

     "Tubing Licensed Technology" means the methods for manufacturing seamless
      --------------------------
metal tubes as described in U.S. Patent Number 5,709,021, and the Supplier's related know-how, as described on Annex

II to the Supplemental Letter. The Tubing Licensed Technology specifically includes any patents that may be applied for subsequent to the date hereof if (and only if) the invention or inventions covered by such patent(s) were in existence on the date hereof.

     "Tubing Product" or "Tubing Products" shall mean Supplier's nitinol tubing
      --------------      ---------------
products set forth on Annex I to the Supplemental Letter.

     "TWC Alloys" shall mean the SMA materials produced and/or sold by Teledyne
      ----------
Wah Chang and purchasable by Supplier from time to time (including, if and when Supplier starts purchasing Hollows from Teledyne Wah Chang, Teledyne Wah Chang).

     Various other defined terms used herein are defined throughout this Agreement.

B.   SUPPLY AGREEMENT PROVISIONS.
     ---------------------------

     1.   Basic Agreement.
          ---------------

          (a) Subject to the terms, provisions and conditions hereinafter set forth, for a period of three (3) years from the date of this Agreement (the "Tubing Supply Term"), Supplier agrees to sell Tubing Products to Customer as ordered by Customer; provided, however, that Customer agrees to sell Tubing Products only to Permitted Customers.

          (b) Subject to the terms, provisions and conditions hereinafter set forth, for a period lasting until the first to occur of (i) ten (10) years from the date of this Agreement and (ii) such time as Supplier is no longer able to purchase TWC Alloy from its supplier (the "TWC Alloy Supply Term"), Supplier agrees to sell TWC Alloys to Customer as ordered by Customer.

          (c) Subject to the terms, provisions and conditions hereinafter set forth, for a period lasting until the first to occur of (i) five (5) years from the date of this Agreement and (ii) such time as Supplier is no longer able to purchase SMC Alloy from its supplier (the "SMC Alloy Term"), Supplier agrees to sell SMC Alloys to Customer as ordered by Customer.

     2.   Specifications.  The Tubing Products shall meet Supplier's published
          --------------
specifications (or, where applicable, agreed upon specifications) for the Tubing Products, as modified from time to time. The Product Managers defined in Section
F.2 below shall be responsible for amending said specifications by mutual consent from time to time as required to reflect agreed upon specifications. Sales of Alloys hereunder shall be made on an "as-is, where-is" basis only.

     3.   Pricing.
          -------

          (a) The initial purchase price for each Tubing Product listed on Annex I to the Supplemental Letter in any particular quantity shall be provided by Supplier to Customer upon Customer's request, and shall be the price for such Product until such time as Supplier notifies Customer of any changes thereto. The parties agree that Supplier may amend the purchase price for each Tubing Product at any time during the term hereof by ninety (90) days prior written notice to Customer to reflect the prices at which Tubing Products are generally available to third parties; provided, however, that, notwithstanding anything to the contrary in the preceding portion of this Section B.3(a), Supplier agrees that the price charged by it to Customer for any Tubing Product shall be the lowest price being charged at such time by Supplier (or that was charged during the preceding sixty
(60) days) for that Tubing Product to its other customers purchasing Tubing Products in similar quantities.

          (b) The purchase price for each Alloy will be a price equal to the sum of (x) 115% of the direct costs of Supplier to purchase such Alloy from its supplier at the time of Customer's order (including, in the case of Hollows, both the cost of acquiring the unimproved Alloy from Special Metals Corporation or Teledyne Wah Chang and the cost of having the unimproved Alloy turned into Hollows by a third party), plus (y) Supplier's customary freight costs. The purchase price for Alloys will change as the costs to Supplier of acquiring and shipping the Alloys changes (and Supplier agrees to notify Customer promptly upon becoming aware of any such changes).

     4.   Terms and Conditions.
          --------------------

          (a) Purchase Orders.  Customer shall purchase Tubing Products and
              ---------------
Alloys by submitting to Supplier purchase orders for specific Tubing Products and/or Alloys. Purchase orders shall specify the type and quantity of Tubing Products and/or Alloys to be purchased, the price, the delivery date (which shall not be less than one week for Tubing Products in stock and ten weeks for Tubing Products not in stock, in each case at the time of the purchase order), the purchase order number, and, in the case of Tubing Products only, any requisite test report and certification requirements. Purchase orders shall be deemed accepted by Supplier ten (10) Business Days after receipt, unless Supplier notifies Customer within said period that it is rejecting such purchase order. Supplier will only be allowed to reject purchase orders for Alloys if and to the extent Supplier is not able to obtain the ordered Alloys from its supplier at the price and/or for the delivery date specified by Customer. Supplier will only be allowed to reject Purchase Orders for Tubing Products if both (i) Supplier, using its reasonable commercial efforts, believes it is unable to supply such Tubing Products within the time ordered by Customer (given Supplier's other commitments) and (ii) Customer's ordered quantity of Tubing Products in the applicable fiscal quarter exceeds both (x) U.S. $200,000 and (y) 125% of the Tubing Products ordered by Customer in the immediately prior fiscal quarter.

          (b) Payment Terms; Invoice.  Payment terms are net thirty (30) days
              ----------------------
after Customer's receipt of Supplier's invoice or shipment (whichever is later). The Customer description and part number must be referenced on all invoices and packing lists. All outstanding sums owed to Supplier by Customer shall accrue interest at a rate of 1.0% per month (or any part thereof) if unpaid within ten
(10) days after the due date therefor. Notwithstanding anything to the contrary set forth in this Part B., in no event shall Supplier be required to accept a purchase order from Customer, or provide Customer with thirty (30) day terms, if the extension of such credit would cause Customer to owe Supplier (after giving effect to the amount of such purchase order) U.S. $300,000 or more, except to the extent that Customer supplies Supplier with a satisfactory irrevocable letter of credit (or other security satisfactory to Supplier) for amounts owed Supplier in excess of U.S. $300,000.

          (c) Terms and Conditions.  Except as otherwise provided herein, each
              --------------------
sale hereunder shall be governed by Supplier's standard terms and conditions as defined from time to time (the "Sale Terms"). Such terms and conditions hereby are incorporated herein by this reference. Supplier's current standard terms and conditions are annexed to the Supplemental Letter as Annex III thereto. Any preprinted terms submitted by Customer are superseded by the terms of this Agreement. In the event of any inconsistency between this Agreement and the Sale Terms, this Agreement shall be controlling.

          (d) Delivery.  Standard delivery for Tubing Products is ten (10) weeks
              --------
after receipt of Customer's order for Tubing Products not in stock and one week for Tubing Products in stock. The parties may agree on shorter lead times to meet Customer's needs. If Supplier does not meet the committed ship date Customer may, without waiving any claims hereunder, (i) extend the time for delivery, or (ii) cancel all or any part of the purchase order. Delivery for Alloys shall be based upon the amount of time it takes Supplier to acquire the Alloy from its supplier and Supplier shall have no liability to Customer for failure to timely deliver Alloy except (and only to the extent) such delay results from Supplier's negligence or misconduct. The delivery dates for all Tubing Products and Alloys sold pursuant to this Agreement shall be deemed to be the dates on which they are placed by Supplier into the possession of Customer's designated carrier, packed and ready for shipment to Customer's designated location. Invoices shall not precede the delivery date. Supplier shall ship Tubing Products and Alloy F.O.B., Supplier's facilities in either greater San Francisco, California or Connecticut, U.S.A.; provided, however that, at Supplier's option, Alloy may be "drop shipped" F.O.B. the relevant supplier's facilities. All Products and Alloy shall be shipped by Customer's designated standard carrier unless otherwise specified by Customer. Delivery shall be made to Customer's plant at Herk de Stad, Belgium, unless otherwise specified by Customer in writing.

          (e) Warranty.  Supplier warrants the Tubing Products as set forth in
              --------
the Sale Terms. These warranties shall inure to the benefit of Customer, its successors and assigns and to subsequent purchasers of the Tubing Products, and shall survive acceptance and use of, and payment for, the Tubing Products. Supplier makes no product warranties whatsoever with respect to the Alloys; provided, that Supplier will use all commercially reasonable efforts to cooperate with Customer to try to make available to Customer the benefit of any product warranties with respect to the Alloy made to Supplier by the supplier of the Alloys.

          (f)  Returns.
               -------

               (i) Supplier agrees to accept return of any Tubing Product that fails to function as warranted in Section B.4(e) and in accordance with the specifications specified in the applicable purchase order. In the event of a return of a Tubing Product pursuant to this Section B.4(f), Supplier shall perform testing and analysis of the returned Tubing Product and issue a written report to Customer explaining the cause of the failure. Supplier agrees to replace returned Tubing Products with new Tubing Products or to credit Customer for the full amount of the purchase price. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE USE OF ANY OF THE TUBING PRODUCTS BY ANY PERSON. IN NO EVENT SHALL SUPPLIER BE LIABLE FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION INCIDENTAL, SPECIAL AND CONSEQUENTIAL DAMAGES, RESULTING FROM THE USE OF ANY OF THE ALLOYS BY ANY PERSON.

               (ii) Any claim for breach of warranty hereunder must be presented to the Supplier, in writing, within sixty (60) days after receipt of the Tubing Product by Customer and must state that a claim hereunder is probable. Failure to notify Supplier as aforesaid within such specified period shall constitute a waiver of the claim. Claims must be accompanied by supporting proof to the extent reasonably available.

          (g)  Insurance.
               ---------

               (i) On written request from Customer, Supplier shall deliver to Customer a certificate of insurance evidencing that Supplier maintains product liability insurance for the Tubing Products and Alloys in an amount that is usual and customary for Supplier's business.

               (ii) Customer shall maintain product liability insurance for any products incorporating the Tubing Products and/or the Alloys in an amount that is usual and customary for Customer's business and, upon written request from Supplier, will deliver to Supplier a certificate of insurance evidencing the same.

     5.   Termination.  Each of the SMC Alloy Supply Term, the TWC Alloy Supply
          -----------
Term and the Tubing Supply Term may be terminated at any time during its term as follows:

          (a)  by mutual written consent of the parties at any time;

          (b) by either party following thirty (30) days notice to the other party that such second party is in breach of any of its material obligations under Part B. of this Agreement and a failure of the breaching party to cure the breach within the thirty (30) day period (unless the breach is not curable in which case the the SMC Alloy Supply Term, the TWC Alloy Supply Term or the Tubing Supply Term, as applicable, shall terminate immediately following such notice). If either party fails to keep or perform any of its material obligations under this Part B. and such default continues for a period of thirty
(30) days after the defaulting party has been notified of the default by the other party, then the non-defaulting party may suspend this Part B. forthwith upon written notice to the other party until such time as the default has been cured. However, a non-defaulting party who has suspended performance pursuant to this Section B.5(b) shall not be precluded from terminating any one or more of the SMC Alloy Supply Term, the TWC Alloy Supply Term or the Tubing Supply Term pursuant to any other provision, or from pursuing its other lawful rights in the event that the defaulting party does not cure the default prior to such termination.

     Nothing in this Section B.5 in any way shall extend the SMC Alloy Supply Term, the TWC Alloy Supply Term or the Tubing Supply Term.

C.   LICENSES
     --------

     1.   License Grants.
          --------------

          (a) In the event that any one or more of the N/T Patents is issued to Supplier, and only in such event, Supplier hereby grants to Customer a worldwide, irrevocable (except as provided in Section C.5 below), transferable, non-exclusive right and license to such issued N/T Patents (with the rights of sublicense and assignment) to use the underlying patented technology (the "License"), such License to be effective from and after the date of the issuance of any such N/T Patent. The License is without representation or warranty as to the N/T Patents and/or the underlying patented technology.

          (b) Supplier hereby grants to Customer a worldwide, irrevocable (except as provided in Section C.5 below), non-transferable, non-exclusive right and license (without the rights of sublicense and assignment) to use and develop the Tubing Licensed Technology (the "Tubing License") for sales to Permitted Customers (and only for sales to Permitted Customers), such Tubing License to be effective from and after the date hereof. The Tubing License is without representation or warranty as to the Tubing License Technology.

          (c) Supplier hereby grants to Customer a worldwide, irrevocable (except as provided in Section C.5 below), non-transferable, non-exclusive right and license (without the rights of sublicense and assignment) to use and develop the Electropolishing Licensed Technology (the "Electropolishing License," with the Tubing License and the License, collectively, the "Licenses") for sales to Permitted Customers (and only for sales to Permitted Customers), such Electropolishing License to be effective from and after the date hereof. The Electropolishing License is without representation or warranty as to the Electropolishing Licensed Technology.

          (d) None of the Licenses includes the right to use and/or develop any improvements, additions and/or accretions to any of the N/T Patents, the Tubing Licensed Technology and/or the Electropolishing Licensed Technology created, invented or discovered subsequent to the date hereof by or under Supplier.

     2. Covenants of Customer.
        ---------------------

          (a) Customer shall pay to Supplier an eight percent (8%) royalty, payable quarterly in arrears, by the end of the first month of the subsequent quarter, on the Tubing License.

          (b) Customer shall pay to Supplier a seven percent (7%) royalty, payable quarterly in arrears, by the end of the first month of the subsequent quarter, on the Electropolishing License.

          (c) Customer shall not pay a royalty to Supplier on the License.

          (d) At reasonable times during the terms of the Electropolishing License and the Tubing License and for twelve (12) months after the later of (i) the termination of the Electropolishing License or (ii) the termination of the Tubing License, Supplier or a third party representative of Supplier reasonably acceptable to Customer, upon reasonable notice and during Customer's normal business hours, shall have the right to conduct an audit of the relevant portions of Customer's books of account to verify compliance with the covenants set forth in this Section C.2. Customer immediately shall pay any overdue payments under this Section C.2, with interest thereon at the rate of 1.5% per month (or the maximum permitted by applicable law, if less) from the due date until paid. Except as set forth below, such audit(s) may be conducted no more than once in any year. Supplier shall bear the costs of the audit; provided, however, that if the audit reveals overdue payments in excess of five percent (5%) of the total amount payable for any calendar quarter, Customer shall pay the reasonable costs of such audit and for each such audit Supplier shall have the right to conduct another audit during the same twelve month period at Customer's cost.

     3.   Covenants of Supplier.
          ---------------------

          (a) Except as set forth in Section C.3(b) below, Supplier shall pay any applicable maintenance fees for each and every Patent in force for the life of such Patent at Supplier's own expense. Supplier agrees to prosecute such applications in a commercially reasonable manner to maximize (giving due regard for the circumstances) patent protection that may be obtained thereon. Supplier agrees, from time to time and on a reasonable basis, to inform Customer about the status of the prosecution of said patent applications.

          (b) Notwithstanding anything in Section C.3(a) to the contrary, in the event that Supplier no longer desires to prosecute and/or maintain any one or more Patents as aforesaid, Supplier shall, upon request of the Customer, assign such Patent(s) without representation or warranty to Customer, upon which transfer Supplier's obligations pursuant to Section C.3(a) will terminate as to such Patent(s).

          (c) Supplier agrees not to enter into any agreement or contract, or relating to the Patents or grant any rights or undertake any obligations to any third party which would materially and adversely affect Customer's rights under Part C. of this Agreement.

          (d) Supplier promptly shall inform Customer on a continuing basis of material developments regarding the Patents, including without limitation any material change in the status of any Patents (or patent applications therefor) and of any material notices of infringement, misuse, or misappropriation relating to the Patents.

          (e) Supplier shall cooperate with Customer to transfer to Customer, through its employees, the know-how included within the Electropolishing License and the Tubing License. Such cooperation shall include allowing representatives of Customer access to Supplier's facilities for five (5) full Business Days for purposes of learning such know-how. All such know-how transferred to Customer shall remain the property of Supplier only, and Customer's rights thereto shall remain limited to its rights under the Electropolishing License or the Tubing License, as the case may be. In addition, all such know-how shall be Confidential Information hereunder, and shall remain subject to the provisions of Section D.2 below.

     4.   Patent Infringement.
          -------------------

          (a)  Notification of Infringement. If either party to this Agreement
               ----------------------------
believes that any of the Patents licensed hereunder is being infringed by a third party, the party believing that such infringement has occurred promptly shall identify the Patent(s) and the third party and give notice to the other party in writing.

          (b)  Infringement of Licensed Technology. In the event of an actual or
               -----------------------------------
alleged infringement of any of the Patents licensed hereunder, Supplier shall have the exclusive right, at its own expense, to bring legal action to enjoin such infringement and for damages; provided, however, if Supplier fails to institute such legal action within one hundred and eighty (180) days after being notified by Customer pursuant to Section C.4(a) hereof, or otherwise becoming aware of such infringement, then Customer is hereby granted the right, if it so desires, bring such legal action at its own expense.

     5.   Termination.
          -----------

          (a) The terms and provisions of Section C.1.(a) shall terminate, as to each Patent licensed thereby, upon the earlier to occur of (i) the expiration of such Patent or (ii) prior to the issuance of such Patent, Supplier forwarding to Customer a writing from Supplier's patent counsel stating that such Patent will not (for whatever reason) be issued. The terms and provisions of Sections C.1.(b) and (c), insofar as they relate to any Patent or patent only, shall terminate upon the expiration of such Patent or patent.

          (b) In addition, each of the Tubing License and the Electropolishing License granted under this Part C. (i) immediately shall terminate in the event that it is transferred (or purported to be transferred) to a third party by Customer, or if direct or indirect Control of Customer is transferred to or otherwise acquired by any Person other than Wilfried Van Moorleghem or an Affiliate, or if an event occurs after which Wilfried Van Moorleghem and Affiliates, as a group, beneficially own less than a majority of the Customer immediately after such event, or (ii) shall terminate following thirty (30) days notice by Supplier to Customer that Customer is in breach of any of its material obligations under this Part C. and a failure of Customer to cure the breach within the thirty (30) period (unless the breach is not curable in which case said Licenses shall terminate immediately following such notice).

D.   INTELLECTUAL PROPERTY/CONFIDENTIALITY PROVISIONS.
     ------------------------------------------------

     1.   Limited Licenses.
          ----------------

          (a) Each party hereby acknowledges the other's ownership of all right, title and interest in and to any trademarks and trade names which the other uses to sell the Products. Neither party shall acquire any interest therein by virtue of this Agreement or the performance by either party of their respective duties and obligations hereunder.

          (b) Each party reserves the right to approve any uses by the other of the first party's proprietary names and marks in the Tubing Products and Alloys (and related packaging materials) in advance. Any use by one party of another party's proprietary names and marks shall comply with all directions of manner of usage given by the party owning the name or mark from time to time.

     2.   Confidential Information.
          ------------------------

          (a) The Customer shall, from the date of disclosure of any Confidential Information by the Supplier and for a period of ten (10) years thereafter, use the Confidential Information of the Supplier so disclosed solely for its own internal use consistent with this Agreement, not disclose the information to any person or persons outside its organization, and disclose the information to any person or persons within its organization only on a "need to know" basis.

          (b) If the Customer is compelled to make a disclosure of any Confidential Information of the other party by law or government rule or regulation:

               (i)    such disclosure shall be limited to the extent required;
     and

               (ii) the Supplier shall have an opportunity to review the information at least thirty (30) days before disclosure (or, if not possible, as much time as is practicable under the circumstances); and

               (iii) the Customer shall promptly apply for applicable protective orders.

Notwithstanding the foregoing, such review shall not make the Customer responsible for the content of the disclosure.

          (c) For the period commencing on the date hereof and continuing through the second anniversary of each of Parts B and C hereof, each party agrees that it will not, and that it will direct its employees, directors or consultants not to, make any statement that is professionally or personally disparaging about or adverse to, the interests of the other, or any of the other's officers, directors, shareholders or employees including, but not limited to, any statement that disparages any person, product, service, finances, financial condition, capabilities or other aspect of the business of the other or any of its officers, directors, shareholders or employees (provided, however, that this Section D.2(c) does not prevent a party from making true and non-misleading statements about the other party while competing for customers).



E.   MISCELLANEOUS.
     -------------

     1.   Status of Parties.
          -----------------

          (a) The parties expressly agree that the relationship established by this Agreement as between Supplier and Customer is solely one of independent parties to an agreement, and neither party shall have any right to, or shall exercise any supervision or direction over, the other or any of its employees. Nothing contained herein shall create a partnership, joint venture, or any other business relationship between Supplier and Customer, other than those specifically created hereunder.

          (b) Except as expressly provided herein, neither party shall have any authority to obligate or bind the other with respect to any matter, or make any contract, sale, agreement, warranty or representation, express or implied, on behalf of the other.

          (c) Each party shall conduct business solely in its own name and not that of the other party and shall not use the words "Agent," "Agency" or words of similar import on stationery, signs, documents, telephone listings, or otherwise in connection with the name of the other party ( it being agreed and understood that nothing in this Section E.1.(c) shall limit any of the licenses to use a trade name set forth in Part C. above).

     2.   Product Managers. During the term of this Agreement, the parties
          ----------------
shall each designate one (1) Product Manager who shall be responsible for managing the day-to-day business relationship between Supplier and Customer ("Product Manager"). The Product Managers shall confer on a regular basis.

     3.   Special Audits. In addition to Supplier's financial audit rights
          --------------
pursuant to Section C.2.(d) above, Customer shall have the right to audit Supplier's books and records to determine whether the price Supplier is being charged for Tubing Products is in accord with the proviso of Section B.3.(a) above, and Supplier shall have the right to audit Customer's manufacturing processes to determine whether Customer is selling products utilizing one or more of the Electropolishing License or the Tubing License without paying royalties thereon, both in accordance with this Section E.3. Each party shall have the right to perform such an audit only through an independent auditor (or, in the case of Supplier's rights hereunder, an independent auditor along with an independent metallurgist or independent metals engineer) who signs a confidentiality agreement with the party being audited agreeing not to disclose to the party performing the audit any information (i) in the case of an audit by Customer, other than the price that should have been charged to Customer (without disclosing any other information, such as what products Supplier sells to whom and at what prices and in what volumes), or (ii) in the case of an audit by Supplier, other than whether Customer is utilizing the Electropolishing License and/or the Tubing License without paying royalties and, if so, the amount owed Supplier by Customer thereby. Audits pursuant to this section shall be at reasonable times, upon reasonable notice and during normal business hours. Any overcharges of Customer by Supplier, or any underpayments by Customer to Supplier, shall immediately be paid by the appropriate party with interest thereon at the rate of 1.5% per month (or the maximum permitted by applicable law, if less) from the date payment for Tubing Products was made by Customer, or payment of royalties was due from Customer, as the case may be. Except as set forth below, such audits may be conducted no more than once in any year. The party ordering the audit shall bear the costs of the audit; provided, however, that if the audit of Supplier reveals overcharges in excess of five percent (5%) of the total amount paid by Customer for Tubing Products in any calendar quarter, or if the audit of Customer reveals that Customer was treating sales of products utilizing the Electropolishing License or the Tubing License as if such products were not utilizing the same, the party being audited shall bear the reasonable costs of such audit and for each such audit and the party ordering the audit shall have the right to conduct another similar audit during the same twelve month period at the cost of the party being audited.

     4.   Limitation on Liability. Notwithstanding anything set forth herein to
          -----------------------
the contrary, Customer shall have no liability to Supplier, and Supplier shall have no right to terminate its obligation to sell Tubing Products pursuant to Section B.1(a), the Tubing License and/or the Electropolishing License, as the case may be, by virtue of Tubing Products, or products utilizing the Tubing License and/or the Electropolishing License, as the case may be, being sold to other than Permitted Customers, if each of the following conditions is satisfied: (i) at the time of sale by Customer, Customer reasonably believed it was selling to a Permitted Customer; (ii) the contract between Customer and its customer contained assurances that the Products or products would only be used in a manner that made Customer's sale of the same a sale to a Permitted Customer, and Customer's right to enforce and seek damages for breach of such assurances was assignable to Supplier; and (iii) upon Supplier's request, Customer assigns the contract rights described in clause (ii) above to Supplier and Customer thereafter cooperates with Supplier as reasonably requested by Supplier in connection with any legal actions brought by Supplier against Customer's customer or with any attempts by Supplier to cause Customer's customer to act in a manner to make itself a Permitted Customer.

     5.   Entire Agreement. This Agreement (together with Annexes attached
          ----------------
hereto as such Annexes may be amended from time to time in accordance with this Agreement) constitutes the entire Agreement between Supplier and Customer with respect to the matters covered hereby. All prior or contemporaneous agreements, whether written or oral, and all proposals, understandings and communications between or involving Supplier and Customer are hereby canceled and superseded. This Agreement may be amended only by a written instrument executed by both parties.

     6.   Amendments and Waivers. No amendment of any provision of this
          ----------------------
Agreement shall be valid unless the same shall be in writing and signed by the Supplier and the Customer. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     7.   Severability. If any provision of this Agreement is held to be
          ------------
unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     8.   Succession and Assignment. This Agreement shall be binding upon and
          -------------------------
inure to the benefit of the parties named herein and their respective successors and permitted assigns (provided, however, that nothing in this Section E.8 shall in any way overrule the provisions regarding the termination of the Licenses pursuant to Section C.5(b) above). Customer may not assign either this Agreement or any of its rights or interests hereunder without the prior written approval of the Supplier. For purposes of the foregoing sentence, an event after which causes Control of the Customer to be acquired by anyone other than Wilfried Van Moorleghem and Affiliates, or an event by which Wilfried Van Moorleghem and Affiliates beneficially own less than a majority of the Customer immediately after such event, shall be deemed to constitute an assignment.

     9.   Force Majeure. Neither Supplier nor Customer shall be liable for its
          -------------
failure to perform its obligations under this Agreement due to events beyond its reasonable control including, but not limited to, strikes, riots, wars, fire, acts of God, labor unrest and acts in compliance with applicable law, regulation or order (whether valid or invalid) of any governmental body.

     10.  Applicable Law/Dispute Resolution. This Agreement and all
          ---------------------------------
transactions hereunder shall be governed by and construed according to the laws of the State of Connecticut, U.S.A. excluding the choice of law rules thereof. Any dispute arising from this Agreement shall be settled by arbitration in accordance with the rules of CEPANI ("Centre belge pour l'etude et la pratique de l'arbitrage national et international/Belgisch centrum voor studie en praktijk van nationale en internationale arbitrage") by three (3) arbitrators appointed in accordance with such rules. The proceedings shall take place in Brussels, Belgium and shall be conducted in English. Nothing in this Section 10 shall prevent a party from seeking injunctive relief pending a decision of an arbitrator pursuant to this Section 10 or to enforce such a decision in any court having jurisdiction over the party against whom injunctive relief or enforcement is sought.

     11.  Notices. Any notice or other communication required or which may be
          -------
given hereunder shall be in writing and shall be sent by registered mail, delivered personally, or sent by reputable overseas overnight or 2-day courier, charges prepaid, to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, and shall be deemed given when so delivered personally, or if sent by reputable overseas overnight or 2-day courier, two Business Days after the date of mailing, or if sent by registered mail, five Business Days after the date of mailing, as follows:

          If to the Customer:

          Memry Europe, N.V.
          Daelemveld 1113
          B-3540 Herk-de-Stad
          Belgium
          Attention:  Wilfried Van Moorleghem

          If to the Supplier:

          Memry Corporation
          57 Commerce Drive

          Brookfield, Connecticut 06804
          Attention:  Mr. James G. Binch

          Copy (which shall not constitute notice) to:

          Finn Dixon & Herling LLP
          One Landmark Square
          Suite 1400
          Stamford, Connecticut 06901
          Attention:  David I. Albin, Esq.


Either party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopier, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

     12.  Indemnification. Customer agrees to indemnify and hold harmless
          ---------------
Supplier from any damage, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a claim (whether or not valid) of a third party regarding or relating to
(i) the direct or indirect resale of Tubing Products or Alloys sold to Customer hereunder and/or (ii) products of Customer made utilizing one or more of the Licenses (provided, however, as to clause (i) (but only insofar as it relates to Tubing Products), such indemnification obligation is limited if and to the extent that such liability arises from the breach of the warranties provided for herein by Supplier relating to the applicable Tubing Products).

     13.  Attorneys' Fees. If legal action is commenced pursuant to Section
          ---------------
E.10above, the prevailing party shall be paid by the other party reasonable attorneys' fees and expenses.

     14.  Counterparts. This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original, but which together shall constitute one and the same instrument.

     15.  Headings. The headings of the Sections of this Agreement are for
          --------
convenience and shall not be used to interpret this Agreement.

     16.  Delivery of E-Mail. For one year subsequent to the date hereof,
          ------------------
Supplier agrees to use commercially reasonable efforts to forward to Customer, at an e-mail address to be supplied by Customer to Supplier from time to time, any and all e-mails meant for Customer and its employees that are received by Supplier. Supplier will endeavor not to read more of the e-mails than is necessary to correctly forward the same.

     17.  Sale of NT 07. The parties acknowledge that Customer has in its
          -------------
possession approximately BEF 3,000,000 of 3.5" bar stock of NT 07 raw material (the "Bar Stock"). Supplier agrees, to the extent (and only to the extent) that the Bar Stock (i) falls within Supplier's published material specifications, and (ii) is needed by Supplier for production in the ordinary course of Supplier's business, to order said Bar Stock from Customer for purchase over the next twelve months. All such orders (i) will be subject to acceptance by Customer, (ii) will be priced at Customer's inventory cost as of the date hereof, shipping f.o.b. Customer's facility, and (iii) will otherwise be on the terms and conditions for sale by which Products are sold to Customer under Article II hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives and it shall be effective as of the date first above written.

MEMRY CORPORATION                             MEMRY EUROPE, N.V.


    /s/ James G. Binch                            /s/ Wilfried Van Moorleghem
By: ________________________                  By: __________________________
    Name:  James G. Binch                         Name: Wilfried Van Moorleghem
    Title: Chairman and CEO                       Title: President